Exhibit 10.35

THIRD AMENDMENT

TO THE

NEWBRIDGE BANCORP NON-QUALIFIED DEFERRED COMPENSATION PLAN

FOR DIRECTORS AND SENIOR MANAGEMENT

WHEREAS, NewBridge Bancorp (the “Company”) sponsors the NewBridge Bancorp Non-Qualified Deferred Compensation Plan for Directors and Senior Management (the “Plan”) for the benefit of the Company’s Directors and select members of its senior management, and those of its affiliated employers who have adopted the Plan; and

WHEREAS, Section 13.1 of the Plan permits the Compensation Committee of the Company’s Board of Directors (the “Committee”) to amend the Plan at any time, subject to certain restrictions not applicable here; and

WHEREAS, the Committee has deemed it advisable to amend the Plan to permit the Company to make non-elective contributions to the Plan from time to time on behalf of participants in the Plan.

NOW, THEREFORE the Plan is hereby amended as follows, effective January 23, 2013:

Article II of the Plan is amended by adding a new Section 2.2 immediately following Section 2.1, such Section 2.2 to read as follows:

2.2           Appointed Director. Notwithstanding the provisions of Section 2.1 hereof, in the event a Director is appointed by the Board to fill a vacancy on the Board until the next duly called election by the Employer’s shareholders, such Director may elect to participate as of the first meeting coinciding with or next following his or her appointment to serve on the Board.

IN WITNESS WHEREOF, this Third Amendment has been executed this 23rd day of January, 2013.

Plan Sponsor

NewBridge Bancorp

By:	__________________________________________

Title:	__________________________________________

Participating Employer

NewBridge Bank

By:	___________________________________________

Title:	___________________________________________